Exhibit 99.1

BRYAN CASTELLANI APPOINTED CHIEF FINANCIAL OFFICER FOR WARNER MUSIC GROUP

Dynamic leader joins from The Walt Disney Company with experience including

Disney Entertainment, ESPN, and The Walt Disney Company Japan

NEW YORK, NY – September 19, 2023: Warner Music Group Corp. (Nasdaq: WMG) today announced that Bryan Castellani is joining the company as Executive Vice President and Chief Financial Officer, effective October 16. A seasoned media and financial executive, Castellani has spent more than two decades at The Walt Disney Company, most recently serving as CFO for Disney Entertainment & ESPN. Based in New York, Castellani will report to WMG’s CEO, Robert Kyncl. He succeeds WMG’s long-time CFO Eric Levin, who is staying on to ensure a smooth transition, before retiring in January.

Kyncl said: “Bryan has wide-ranging experience helping one of the world’s most impactful creative enterprises build long-term value and unlock new global possibilities. A dynamic, operational CFO, he’ll be an excellent addition to our executive leadership team, as we grow the WMG of the future for the benefit of our artists, songwriters, investors, employees, and partners.”

Kyncl added: “I’d also like to express our gratitude to Eric for his near decade of service at WMG. He’ll leave with our deepest respect for his many contributions during an extraordinary period of growth that included WMG’s global expansion, numerous major acquisitions, and a successful IPO. We wish him all the best.”

Castellani said: “I’m delighted to be joining WMG at such an exciting and pivotal time for the company and the music industry. Music is a powerful global force, unconstrained by any specific model or format, and has significant business upside. Robert’s vision for differentiating WMG is inspiring, and I’m looking forward to working with the leadership and finance teams to take the company to the next level in a rapidly evolving landscape.”

Prior to being named CFO for Disney Entertainment & ESPN, Castellani was EVP of Finance for Disney Media and Entertainment Distribution (DMED) where he led finance for the segment as well as for its platform distribution, advertising sales, and networks businesses. Before that, he served as EVP & CFO of ESPN, where he oversaw the network’s financial planning, strategy, and real estate functions, and played a key role in programming, affiliate, and new business initiatives. Previously, Castellani was SVP of Corporate Financial Planning & Analysis for The Walt Disney Company, where he worked closely with the segment CFO teams, corporate strategy, and investor relations in managing company-wide operating and planning functions.

During his tenure at The Walt Disney Company, Castellani held numerous other financial and operational leadership roles, including SVP of Operations, Business Planning & Strategy for ABC News; VP & CFO of The Walt Disney Company Japan; and Head of Finance & Planning for Disney Consumer Products Japan. In addition, he previously led finance and planning at ABC News, the ABC Internet Group, and the Disney Store Japan, where he also ran its marketing and promotions team. Castellani started with Disney in 1995 as a financial analyst for The Disney Store.

Prior to joining The Walt Disney Company, Castellani worked in international finance at the Federal Reserve Board in Washington, D.C. He earned a Bachelor of Arts degree in economics and political science from the University of Rochester, where he graduated magna cum laude.

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About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group (WMG) today brings together artists, songwriters, and entrepreneurs that are moving entertainment culture across the globe. Operating in more than 70 countries through a network of affiliates and licensees, WMG’s Recorded Music division includes renowned labels such as 300 Entertainment, Asylum, Atlantic, Big Beat, Canvasback, Elektra, Erato, First Night, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Spinnin’, Warner Records, Warner Classics, and Warner Music Nashville. WMG’s music publishing arm, Warner Chappell Music, has a catalog of over one million copyrights spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century. Warner Music Group is also home to ADA, the independent artist and label services company – as well as next gen artist services division WMX, which includes consumer brands such as Songkick, the live music app; EMP, the merchandise e-tailer; UPROXX, the youth culture destination; and HipHopDX, the hip-hop music news site. In addition, WMG counts storytelling powerhouse Warner Music Entertainment and social media content creator IMGN among its many brands. Follow WMG on Instagram, Twitter, LinkedIn, and Facebook.

Media Contacts

James Steven

james.steven@wmg.com

Majeda Hussein

majeda.hussein@wmg.com